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September 11, 1998

Groupe Danone
7, rue de Teheran
75381 Paris Cedex 08

     In connection with your consideration of a possible negotiated transaction with AquaPenn Spring Water Company, Inc. and/or its subsidiary corporations (collectively "AquaPenn"), AquaPenn is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of AquaPenn. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, financing sources, bankers and financial advisors) (collectively "Representatives"), you agree to treat any information concerning AquaPenn (whether prepared by AquaPenn, its advisors or otherwise and irrespective of the form of communication) which has been or is furnished to you or to your Representatives previously, now or in the future by or on behalf of AquaPenn (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of AquaPenn pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to AquaPenn or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than AquaPenn or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to AquaPenn or any other party with respect to such information.

     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between AquaPenn and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which AquaPenn gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with AquaPenn, who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach

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of this letter agreement by any of your Representatives.

     In addition, you agree that, without the prior written consent of AquaPenn, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving AquaPenn or any of the terms, conditions or other facts with respect thereto (including the status thereof) provided, that you may make such disclosure if such disclosure is requested pursuant to, or required by, applicable law or regulation or any legal process and you give prior notice to AquaPenn of such disclosure. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of AquaPenn, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction involving AquaPenn other than your Representatives. The term "Person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide AquaPenn with prompt written notice of any such request or requirement so that AquaPenn may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by AquaPenn, you or any of your Representatives are nonetheless, legally required to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise all reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with AquaPenn to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If you decide that you do not wish to proceed with a transaction with AquaPenn, you will promptly inform AquaPenn of that decision. In that case, or at any time upon the request of AquaPenn for any reason, you will promptly deliver to AquaPenn all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of AquaPenn pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

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     You understand and acknowledge that neither AquaPenn nor any of its
Representatives (including without limitation any of AquaPenn's directors, officers, employees, or agents) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither AquaPenn nor any of its Representatives (including without limitation any of AquaPenn's directors, officers, employees, or agents) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     You agree that, for a period commencing on the date hereof and for a period ending on the earlier of (i) the second anniversary of the date of this agreement, and (ii) the occurrence of a Terminating Event (as defined below), unless such shall have been specifically invited in writing by AquaPenn, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of AquaPenn or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving AquaPenn or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to AquaPenn or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of AquaPenn; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of AquaPenn; (d) take any action which might force AquaPenn to make a public announcement regarding any of the types of matters set forth in (a) above; or
(e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request AquaPenn (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). For purposes hereof a Terminating Event shall mean (a) the commencement of a tender offer by any person or "group" (as defined above) under which beneficial ownership of voting securities of AquaPenn representing more than 50% of the aggregate voting power of AquaPenn would be acquired; (b) AquaPenn enters into a definitive agreement to effect a merger, consolidation or other business combination (including a sale of all or substantially all of the assets of AquaPenn), if immediately after giving effect to such transaction, any person or "group" would beneficially own voting securities of the surviving company representing more than 50% of the aggregate voting power of the surviving corporation.

     You hereby agree that neither you nor any of your Representatives shall contact any officer, director or employee of AquaPenn other than Messieurs Lauth or Feidelberg with

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respect to the Transaction without AquaPenn's prior consent. You also agree that for a period of two (2) years from the date of this letter agreement you will not, directly or indirectly, solicit for employment or hire any employee or officer of AquaPenn; provided that the foregoing will not prevent you from employing any such person who contacts you on his or her own initiative or conducting a general solicitation of employees.

     You understand and agree that no contract or agreement providing for any transaction involving AquaPenn shall be deemed to exist between you and AquaPenn unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract), except with respect to AquaPenn's agreements set forth in this Letter Agreement, in connection with any transaction involving AquaPenn unless and until you and AquaPenn shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a transaction between AquaPenn and you has been executed and delivered, neither AquaPenn nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that AquaPenn reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between AquaPenn and you, and to terminate discussions and negotiations with you at any time. You further understand that, except as otherwise provided in this Letter Agreement (i) AquaPenn and its Representatives shall be free to conduct any process for any action involving AquaPenn, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person, and (iii) except with respect to AquaPenn's agreements set forth in this Letter Agreement, you shall not have any claims whatsoever against AquaPenn, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving AquaPenn (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof) nor, unless a definitive agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of AquaPenn, and you (regarding AquaPenn's obligations hereunder) which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

     It is understood and agreed that no failure or delay by AquaPenn or you in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives or AquaPenn or

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any AquaPenn Representatives and that the non-breaching party hereto shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by any party of this letter agreement but shall be in addition to all other remedies available at law or equity to such party. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives or AquaPenn or any AquaPenn Representatives have breached this letter agreement, then such breaching party shall be liable and pay to the non-breaching party hereto the reasonable legal fees incurred by such non-breaching party in connection with such litigation, including any appeal therefrom.

     This letter agreement is for the benefit of AquaPenn and their directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and each such party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail (i) with respect to you, to your address set forth above and (ii) with respect to us, to our address set forth below, in each case shall be effective service of process for any action, suit or proceeding brought against you or us, respectively in any such suit. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and AquaPenn.

                                Very truly yours,


                                /s/ Edward J. Lauth, III
                                ------------------------
                                Edward J. Lauth, III
                                Chairman, President and Chief Executive Officer AquaPenn Spring Water Company, Inc.
                                P.O. Box 938
                                One AquaPenn Drive
                                Milesburg, PA  16853-0938

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Accepted and agreed as of the date
first written above:


By: /s/ Emmanuel Faber
    -------------------
Name: Emmanuel Faber
Title: Director of Corporate
        Development and Strategy